Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cano Health, Inc. for the registration of shares of its common stock and preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 14, 2022, with respect to the consolidated financial statements of Cano Health, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Miami, Florida

July 11, 2022